Exhibit 10.4
MYRIAD GENETICS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Effective: June 2023)

The following is a description of the standard compensation arrangements under which the non-employee directors of Myriad Genetics, Inc. (the “Company,” “our” or “we”) are compensated for their service as directors of the Company, including as members of the various committees of our Board of Directors (the “Board”).

Annual Retainer (all members)	$60,000

Chair of the Board	$120,000 additional retainer

Committee Chair Compensation
Audit and Finance Committee	$28,000 additional retainer
Compensation and Human Capital Committee	$20,000 additional retainer
Nominating, Environmental, Social and Governance Committee	$20,000 additional retainer
Research and Product Innovation Committee	$28,000 additional retainer

Committee Member Compensation (1)
Audit and Finance Committee	$13,500 additional retainer
Compensation and Human Capital Committee	$10,000 additional retainer
Nominating, Environmental, Social and Governance Committee	$10,000 additional retainer
Research and Product Innovation Committee	$13,500 additional retainer
(1) Other than each Committee Chair

Attendance

Non-employee directors do not receive any fees (other than the retainers outlined above) for attending Board or committee meetings. However, directors are reimbursed for any out-of-pocket costs and expenses incurred in attending Board and committee meetings.

Equity Awards

Under our 2017 Employee, Director and Consultant Equity Incentive Plan (as amended, the “2017 Plan”), non-employee directors may receive an award of equity in the Company. As recommended and determined by our Compensation and Human Capital Committee, and approved by our Board, we may grant to each non-employee director equity awards under the 2017 Plan upon his or her initial appointment to the Board. In addition, we may grant to each non-employee director equity awards on the date of each annual meeting of stockholders; provided, however, that (a) if a director is appointed to the Board within three months of the date of the next annual meeting of stockholders, such director will not receive an additional equity award on the date of the next annual meeting of stockholders, and (b) if a director is appointed to the Board between three and twelve months of the next annual meeting of stockholders, such director will receive a prorated equity award, rounded down on a quarterly basis, on the date of the next annual meeting of stockholders, as illustrated below. Except in the case of a prorated equity award, the number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing $350,000 by the NASDAQ closing trading price of our common stock on the date of the applicable annual meeting of stockholders or the date that such new non-employee director is appointed to the Board, as applicable. In the case of a prorated equity award, the number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing the value of the prorated award by the NASDAQ closing trading price of our common stock on the date of the applicable annual meeting of stockholders. By way of illustration, the value of a prorated equity award will be calculated as follows: (y) if a director were appointed to the Board within five months of the next annual meeting of stockholders, such director would receive an equity award equal to $87,500 (i.e., 25% of $350,000); and (z) if a director were appointed to the Board within 11 months of the next annual meeting of stockholders, such director would receive an equity award equal to $262,500 (i.e., 75% of $350,000). Notwithstanding the foregoing, in no event will a non-employee director receive equity awards under the 2017 Plan with an aggregate grant date fair value in excess of $500,000 during any calendar year.

Restricted stock, restricted stock units and other equity awards granted to our non-employee directors may vest, in the discretion of the Board and/or Compensation and Human Capital Committee, (1) in the case of awards granted on the date of our annual meeting of stockholders, upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant and (2) in the case of awards granted on the date that a new non-employee director is appointed to the Board, on the date that is one year following the date of such grant. All restricted stock units granted to our non-employee directors will become vested upon a change of control of Myriad or upon their death as provided for under the forms of award agreement for directors under our 2017 Plan.